Exhibit 99.8(HHH)

AMENDMENT

to

SELLING AGREEMENT

NATIONAL INTEGRITY LIFE INSURANCE COMPANY,

and

PIMCO INVESTMENTS LLC

THIS AMENDMENT (“Amendment”) is made as of May 1, 2013 by and between PIMCO Investments LLC (“PI”) and National Integrity Life Insurance Company (the “Company”).

WHEREAS, the Company and Allianz Global Investors Distributors LLC (“AGID”) entered into a Selling Agreement dated January 1, 2008, as amended (the “Agreement”); and

WHEREAS, all of AGID’s rights, titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to PI through a Termination, New Agreements and Amendments Related to Intermediary Agreement for PIMCO Variable Insurance Trust dated April 1, 2011 by and between the Company, AGID and PI; and

WHEREAS, terms of the Agreement contemplate that it may be amended with the mutual agreement of the parties; and

WHEREAS, the parties desire to amend the Agreement, by deleting the current Appendix A in its entirety and replacing it with the Appendix A attached hereto; and

WHEREAS, all other terms of the Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of their mutual covenants herein contained and for other good and valuable consideration herein contained, the Company and PI agree as follows:

1.                                     The existing Appendix A to the Agreement is hereby deleted in its entirety and replaced with the accompanying Appendix A.

2.                                     Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

3.                                     Capitalized terms used but not defined in this Amendment shall have definitions given to them in the Agreement.

4.                                     This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.

PIMCO INVESTMENTS LLC

By:	/s/ Gregory A. Bishop

Name: Gregory A. Bishop

Title: Head of Business Management

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Kevin L. Howard

Name: Kevin L. Howard

Title: Senior Vice President and General Counsel

Appendix A

For purposes of this Agreement, the Funds shall include the below-listed series of the PIMCO Variable Insurance Trust as well as any other series of the PIMCO Variable Insurance Trust currently or hereinafter offered.

All Asset Portfolio

All Asset All Authority Portfolio

CommodityRealReturn Strategy Portfolio

Emerging Markets Bond Portfolio

Foreign Bond Portfolio (Unhedged)

Global Bond Portfolio (Unhedged)

Global Multi-Asset Portfolio

High Yield Portfolio

Long-Term U.S. Government Portfolio

Low Duration Portfolio

Real Return Portfolio

Small Cap StocksPLUS® TR Portfolio

Total Return Portfolio

Global Diversified Allocation Portfolio